Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30612, 333-39068 and 333-103198) of Blockbuster Inc. of our report dated June 25, 2004, relating to the financial statements of the Blockbuster Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

June 28, 2004